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                                                                    EXHIBIT 23.2

                                    CONSENT

    We anticipate delivering our legal opinion, in substantially the form attached hereto as Exhibit 8.1, as to the federal income tax consequences of the merger of a wholly-owned subsidiary of Interim Services Inc. with and into Brandon Systems Corporation, at the closing thereof. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the proxy statement/prospectus filed as a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under section 7 of the Act or the rules and regulations of the Securities and Exchange Commission.

                                        /s/ BRYAN CAVE LLP
                                        April 23, 1996
                                        Kansas City, MO